Wednesday February 28, 4:22 pm Eastern Time

Press Release

Key Production Reports Fourth Quarter Earnings of $.77 Per Share

Annual Earnings Increase 298% to $2.23 Per Share

DENVER--(BUSINESS WIRE)--Feb. 28, 2001--Key Production Company, Inc. (NYSE: KP - news) today reported that strong oil and gas prices fueled significantly improved financial results for 2000. Earnings increased four fold to $2.23 per diluted share on net income of $28 million versus 1999 earnings of $.56 per share and net income of $6.8 million. During the fourth quarter of 2000, Key's earnings totaled $10 million, or $.77 per share, up from $3.7 million, or $.30 per share, in the same three-month period of 1999.

Chairman and Chief Executive Officer, F. H. (Mick) Merelli commented that:
"Without question, the improvement in oil and gas prices greatly aided achievement of Key's best financial results ever. However, the continuation of our long-term track record of consistent profitable growth should not be overlooked. For the seventh consecutive year, we grew our proved reserves and production, and we continued to more than replace production with drilling."

Other measures of Key's financial and operational progress in 2000 include:

o Discretionary cash flow, which is cash flow from operations before changes in working capital, totaled $77.9 million, or $6.21 per share, up from $39.2 million, or $3.24 per share, in 1999;

o In the fourth quarter of 2000, discretionary cash flow climbed to $25.3 million, or $1.95 per share, from $14.2 million, or $1.17 per share, in the prior year period;

o    Year-end 2000 proved reserves grew 14 percent to 154 billion cubic feet
     (Bcf) equivalent (64 percent gas and 99.5 percent proved developed);

o Reserve replacement from all sources was 183 percent and 122 percent excluding acquisitions;

o    Annual production volumes increased 3 percent to 23.1 Bcfe;

o Debt was reduced by $16 million to $44 million and the ratio of debt to total capitalization improved to 24 percent;

o Outlays for exploration and development were $60.5 million versus $32.5 million in 1999.

Key's average realized oil price in 2000 improved to $28.92 per barrel from $17.58 in 1999. In the fourth quarter of 2000, we averaged $30.58 per barrel versus $23.29 a year earlier. Our 2000 gas production was sold at an average price of $3.87 per thousand cubic feet (Mcf), including a $5.50 per Mcf realization in the fourth quarter. In 1999, our average annual gas price was $2.19 per Mcf, with a fourth quarter realization of $2.47. Key did not use any commodity price hedging arrangements during 1999 or 2000, which allowed us to fully participate in the market driven increase in worldwide oil and North American natural gas prices. We remain unhedged.

Accounting standards and securities laws require that certain supplemental oil and gas information be reported on reports filed with the Securities and Exchange Commission. When Key files its 2000 Form 10-K later this year, we anticipate that the present value discounted at 10 percent of the estimated future net cash flows before income taxes from year-end 2000 proved reserves will be $638 million. The prescribed methodology for this calculation results in average realized wellhead prices of $10.45 per Mcf of gas and $24.17 per barrel of oil.

Capitalized costs incurred for oil and gas activities during 2000 totaled $88.1 million, including $60.5 million of exploration and development expenditures and $27.6 million for acquisitions. Of the costs recorded for acquisitions, $6.7 million is the result of the step-up to the book basis of the assets acquired in the tax-free, stock-for-stock merger with Columbus Energy Corp. on December 29, 2000.

Apart from the 14.1 Bcfe of proved reserves that were added from acquisitions,
28.1 Bcfe were added through drilling and positive revisions. Key participated in drilling 105 wells during 2000, with an overall success rate of 78 percent. On a net basis, 25.9 of 40.0 wells drilled were successful. Drilling efforts were concentrated in the Mid-Continent region, principally the Anadarko Basin, and the Mississippi Salt Basin.

2001 Production Volume Outlook

The production and sale of oil and gas involves many complex processes that are subject to numerous uncertainties, including reservoir risk, mechanical failure, market conditions, transportation issues, human error, adverse weather conditions, and other factors. Nonetheless, we currently estimate that our 2001 equivalent production volumes will increase by 13-19 percent. We estimate that our net gas production will range from 45-47 million cubic feet per day and net oil output will approximate 4,500-4,700 barrels per day.

The above production estimates are predicated on estimated exploration and development expenditures of $65-70 million, a portion of which is contingent on successful exploratory wells. Key cautions that future capital expenditures are subject to all the risks and uncertainties normally incident to the exploration for and development of oil and gas. These risks include, but are not limited to, geologic and reservoir risk, price volatility, inflation, lack of availability of equipment and services, environmental risks, drilling risks, regulatory changes, and the uncertainty of estimating reserves and future production rates. Our production forecast is also based on many other assumptions, such as well performance and success rates for wells that have not been drilled yet. Therefore, we can give no assurance that our future production will be as estimated.

Conference Call

Management will conduct a conference call to further review 2000 financial results and 2001 operational plans on Thursday, March 1 at 9:00 am Mountain Time. Interested parties may access the call by dialing (800) 881-5262 and requesting the Key Production Company teleconference. A recording of the call will be available two hours after its completion through March 8, 2001. To access the replay, call (800) 642-1687 and enter the conference-id 14031.

                          KEY PRODUCTION COMPANY, INC.
                          SUMMARY FINANCIAL INFORMATION
                                   (Unaudited)

                           For the Three Months  For the Twelve Months
                            Ended December 31,    Ended December 31,
                             2000       1999       2000        1999
SUMMARY OF OPERATIONS        ----       ----       ----        ----
(In thousands, except
 per share data)

Revenues:
  Gas sales                 $18,907    $9,340     $53,656     $30,779
  Oil sales                  12,168     8,729      44,379      24,177
  Plant product                 139       330       1,333         842
  Other                         175       142         452         460
                             ------    ------     -------    --------
                             31,389    18,541      99,820      56,258
                             ------    ------     -------    --------
Operating expenses:
  Depreciation, depletion
    and amortization         10,023     8,463      35,204      28,672
  Lease operating             2,727     2,559      10,965       8,951
  Production taxes            1,224       212       3,526       2,623
  General and administrative  1,145       725       3,324       2,550
                             ------    ------     -------    --------
                             15,119    11,959      53,019      42,796
                             ------    ------     -------    --------

Operating income             16,270     6,582      46,801      13,462
                             ------    ------     -------    --------
Financing costs:
  Interest expense              973     1,070       4,311       4,081
  Capitalized interest         (518)     (389)     (1,712)     (1,397)
  Interest income              (100)      (53)       (234)       (197)
                             ------    ------     -------    --------
                                355       628       2,365       2,487
                             ------    ------     -------    --------

Income before income taxes   15,915     5,954      44,436      10,975

Provision for income taxes    5,888     2,263      16,441       4,171
                             ------    ------     -------    --------
Net income                  $10,027    $3,691     $27,995      $6,804
                            =======    ======     =======    ========

Basic earnings per share    $   .80    $  .32     $  2.32      $  .59
                            =======    ======     =======    ========


Diluted earnings per share  $   .77    $  .30     $  2.23      $  .56
                            =======    ======     =======    ========

Weighted average
 basic shares                12,494    11,568      12,075      11,537
                            =======    ======     =======    ========
Weighted average diluted
 shares                      12,992    12,129      12,537      12,111
                            =======    ======     =======    ========

                          KEY PRODUCTION COMPANY, INC.
                          SUMMARY FINANCIAL INFORMATION
                                   (Unaudited)

                           For the Three Months  For the Twelve Months
                             Ended December 31,    Ended December 31,
                              2000      1999        2000        1999
                              ----      ----        ----        ----
PRODUCTION AND PRICING DATA

Natural gas production:
 Million cubic feet           3,441     3,777      13,855      14,070
 Average daily volumes,
  million cubic feet per day   37.4      41.1        37.9        38.5
 Average price per thousand
  cubic feet                  $5.50     $2.47       $3.87       $2.19

Oil production:
 Barrels                    397,900   374,700   1,534,400   1,375,100
 Average daily
  volumes, barrels per day    4,325     4,073       4,192       3,767
 Average price per barrel    $30.58    $23.29      $28.92      $17.58

NET CASH PROVIDED BY
OPERATING ACTIVITIES
(In thousands)

Net income                  $10,027    $3,691     $27,995      $6,804
Depreciation, depletion
 and amortization            10,023     8,463      35,204      28,672
Deferred taxes and other
 income tax benefit           5,252     2,025      14,664       3,732
                             ------    ------     -------    --------
                             25,302    14,179      77,863      39,208

Changes in operating assets
 and liabilities             (2,902)    1,635      (6,951)     (3,748)
                             ------    ------     -------    --------
Net cash provided by
operating
 activities                 $22,400   $15,814     $70,912     $35,460
                            =======    ======     =======    ========

CAPITALIZED COSTS INCURRED (1)
(In thousands)

Exploration and development $20,054    $8,949     $60,547     $32,470
Acquisitions                 27,450       193      27,571       1,986
Property sales                  (76)     (167)       (341)     (2,114)


BALANCE SHEET DATA            December 31,             December 31,
(In thousands)                   2000                     1999
                                 ----                     ----

Total debt                    $  44,000                $  60,000
Shareholders' equity          $ 138,087                $  76,873
Common shares outstanding        13,921                   11,587


                                       Gas          Oil     Equivalent
                                     (in MMcf)   (in MBbls)  (in Bcfe)
                                     ---------   ----------  ---------
2000 PROVED RESERVES (1)
Beginning of year                      79,351       9,220       134.7
Revisions of previous estimates         3,822        (205)        2.6
Extensions, discoveries
 and other additions                   19,488       1,011        25.6
Purchases of reserves                   9,408         784        14.1
Production                            (13,855)     (1,534)      (23.1)
                                      --------     -------      ------
End of year                            98,214       9,276       153.9
                                      ========     =======      ======
Proved developed reserves              97,564       9,268       153.2
                                      ========     =======      ======

    The following table summarizes the average year-end prices used to estimate reserves in accordance with SEC guidelines, and the resulting pre-tax PV10.

                                        2000        1999       Change
                                        ----        ----       ------
Natural gas (per mcf)                 $ 10.45     $  2.16     $  8.29
Oil (per barrel)                      $ 24.17     $ 23.68     $   .49
Pre-tax PV10 ($ millions)             $ 638.4     $ 185.2     $ 453.2


2000 PROVED RESERVES BY REGION
                                         Gas        Oil     Equivalent
Region                                  (Bcf)     (MMBbls)     (Bcfe)
------                                  -----      ------       ----
Mid-Continent                            59.1         3.1        77.6
Gulf Coast                               20.4         2.4        35.0
Western                                  18.7         3.8        41.3
                                         ----        ----        ----
Total                                    98.2         9.3       153.9
                                         ----        ----        ----

(1) Proved reserves and cost incurred data are preliminary disclosures and subject to change. For more detail and final numbers refer to our Annual Report on Form 10-K for the year ended December 31, 2000.

    This news release may contain projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any such projections or statements reflect the Company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected is included in the Company's periodic reports filed with the Securities and Exchange Commission.

Contact:
     Key Production Company, Inc., Denver
     Paul Korus, 303/295-3995